CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

Contract Manufacturing Agreement (Hereinafter this “Agreement”)

dated	January 08th, 2007

b e t w e e n	HOLOPACK
Verpackungstechnik GmbH
Bahnhofstraße
74429 Sulzbach-Laufen 1

- hereunder referred to as -SUPPLIER-

a n d	CYTOGEN CORPORATION
650 College Road East
Princeton, New Jersey 08540 USA

- hereunder referred to as CUSTOMER -

In consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, SUPPLIER and CUSTOMER, intending to be legally bound, agree as follows:

Page 1 from 24

§ 1              Purpose and Subject of this Agreement

The purpose and subject of this Agreement is the manufacture of the products listed in Appendix 1 of this Agreement ("Contract Products").

Simultaneously with, and as a condition to the effectiveness hereof, the parties are executing a Quality Agreement (the “Quality Agreement”) with respect to the Contract Products.  In the event of an inconsistency of this Agreement and the Quality Agreement, this (Contract Manufacturing) Agreement shall prevail.

§ 2      Manufacture of the Contract Products

1.
SUPPLIER agrees with CUSTOMER to manufacture and fill the Contract Products listed in Appendix 1, with the "bottelpack" process according to the manufacturing, quality control, packaging and other directions issued by CUSTOMER and appended to this Agreement as Appendix 2 and 3 and 7.

CUSTOMER is responsible for the first release to bring Contract Products to the market according to § 5 MPG (a copy of which is attached to this Agreement) and to fulfil all requirements according to § 6ff.MPG.

CUSTOMER is manufacturer according to § 3,15 MPG

2.
During the manufacture of the Contract Products, SUPPLIER will duly consider the recognised pharmaceutical rules and applicable legal regulations in Germany. SUPPLIER acknowledges and agrees that: (i) the Contract Products are to be distributed in the United States (the “Territory”); and (ii) SUPPLIER’s manufacture of the Contract Products shall comply with applicable pharmaceutical laws and regulations of the United States, including without limitation current good manufacturing practices (“cGMP”) as promulgated under United States Federal Food, Drug and Cosmetic Act.

3.
CUSTOMER assumes the responsibility for the manufacturing, quality control, packaging and other directions supplied by it, including the product specifications according to Appendix 2, 3 and 7 of this Agreement, and for all properties of the Contract Products resulting from CUSTOMER’s instructions. The same shall apply in the event SUPPLIER manufactures Contract Products according to manufacturing, quality control and packaging directions, which have been developed in collaboration with CUSTOMER.

The manufacturing and quality control directions as well as other regulations supplied by CUSTOMER must be in agreement with the prevailing industry standards and applicable laws, rules, regulations and directives in the Territory and Germany (including, without limitation current good manufacturing practices, WHO).

If amendments to these regulations are required, these regulations must be replaced by a supplement to this Agreement. The new regulation becomes valid when it has been signed by both parties to this Agreement.

4.
SUPPLIER is only responsible for fulfilment of its obligations under this contract. Besides that CUSTOMER assumes responsibility for the fulfilment of its obligations as manufacturer according to §3,15 MPG.

Page 2 from 24

5.	Prices and payment conditions shall be according to Appendix IX.

6.	In the event that SUPPLIER determines to discontinue the manufacture of Contract Products, SUPPLIER shall give CUSTOMER prompt notice of such determination.

§ 3      Supply of Starting and Secondary Packaging Materials, Release for Manufacture

1.	SUPPLIER shall provide the starting materials required and the packing materials according to Appendix 4.

2.	CUSTOMER shall provide the starting materials required and the packaging materials according to Appendix 5 free of charge at the latest [**] prior to the start of production.

3.	SUPPLIER shall inspect all starting materials, to be provided by it for quality according to the quality control directions in Appendix 3, and shall release conforming materials for manufacture.
SUPPLIER shall inspect all secondary packaging material, to be provided by it for suitability, and sends samples of each delivery to the CUSTOMER and CUSTOMER shall release conforming materials for manufacture.

4.
CUSTOMER shall supply SUPPLIER with: (i) certificates of analysis for all starting materials supplied by CUSTOMER according to Appendix 5, if any; (ii) releases for manufacture for all starting materials supplied by CUSTOMER, if any. CUSTOMER shall provide to the SUPPLIER a sufficient amount of the reference standards required for identity, content and purity tests of the active substances for the current order campaign.

The packaging material supplied by CUSTOMER will be checked for quality and released for manufacture by the CUSTOMER. SUPPLIER shall only check the supplied packaging material for identity.

§ 4      Documentation, Samples, Retain Samples, Responsible Persons

1.	SUPPLIER will supply to CUSTOMER a report (production protocol or batch record) for each lot manufactured as the documentation for the authorities, containing the following:

-	the description and mode of application,

-	the lot identification or inspection number of the starting materials used,

-	the manufacturing date and the lot number,

-	a statement on the amount of medication manufactured in one lot and its ingredients during the individual processing steps,

-	the results of the in-process inspections,

Page 3 from 24

-	the confirmation of proper manufacture according to the manufacturing instruction signed with the names of the persons responsible for the individual processing steps,

-	special observations during the manufacture,

-	information on the kind of containers, outer coverings, and other packaging materials used, and

-	information on the kind and number of lot samples.

The parties agree that the production protocol may refer to specific information in other documents.

2.
SUPPLIER shall have the right to vary the lot size within validated parameters.  Any lot size outside of validated parameters shall require the written consent of CUSTOMER. SUPPLIER shall file the documentation and retain samples of each medication for at least [**] longer than the expiration date of the contract product or longer if required by law and SUPPLIER shall make such materials available as soon as reasonably practicable to CUSTOMER after SUPPLIER’s receipt of CUSTOMER’s written request for access to such records and/or samples.

3.	SUPPLIER will furnish to CUSTOMER a summary of all the data in the manufacturing protocol which is required to evaluate the contract product (according to Appendix 6).

4.
The responsible persons are listed in Appendix 8.  Such responsible persons will coordinate work carried out hereunder with the other party’s responsible persons.  The responsible persons of the respective parties shall be the day-to-day contacts between the parties hereto and shall receive copies of all written correspondence exchanged between the parties with respect to the designated work.  In the event either party identifies an issue relating to the manufacture, quality, delivery, customer service, or the like with respect to contract product, the applicable responsible persons of each party shall promptly confer to resolve such issue.  If a responsible person leaves the employ of a party, an equally competent, acceptable, responsible person shall be assigned by such party.

§ 5      Primary Packing Materials, Labelling, Packing, Shipping

1.
As packing material coming in direct contact with the product manufactured by SUPPLIER (primary packing material), SUPPLIER will use only materials by manufacturers which have been accepted in writing by CUSTOMER.  SUPPLIER shall conduct an identity check of all primary packing material to be used in the packaging of the Contract Products.  Such identity check shall be in accordance with the quality control directions in Appendix 3.

2.
Packing of the "Contract Products" is made according to the packing directions defined in Appendix 7. CUSTOMER assumes the responsibility for the suitability of the labelling and packing materials (primary and secondary packing materials) for packing and labelling of the Contract Products, including labels which might be supplied by SUPPLIER. SUPPLIER does not incur liability for the effect of these materials on the contract product.

Page 4 from 24

3.
If CUSTOMER requires inspections exceeding the specifications in § 5.1 of this Agreement, a separate agreement in writing between the parties describing such inspections and cost thereof shall be required.

4.
SUPPLIER shall ship and deliver the Contract Products [**].  SUPPLIER ’s facility located in Sulzbach-Laufen/Untergröningen. SUPPLIER shall arrange and organize shipment on behalf of the CUSTOMER under controlled temperature conditions, without prejudice to CUSTOMERS responsibility for the Transport [**].

§ 6      Quality Control, Release from Manufacture

Quality control, in accordance with the quality control directions set forth in APPENDIX 3, and the Quality Agreement is the responsibility of SUPPLIER.

Release from manufacture and for the market for the Contract Products manufactured by SUPPLIER is the responsibility of CUSTOMER.

§ 7      Storage

1.	The starting materials supplied by CUSTOMER, if any, and the Contract Products manufactured by SUPPLIER shall be stored by SUPPLIER between [**] without further protective measures.

2.
If the starting materials or Contract Products cannot be stored properly under these conditions or if further storage measures are required, especially protective measures, CUSTOMER must inform SUPPLIER to this effect in writing.

3.
If special storage conditions according to § 7.2 of this Agreement require additional investment, e. g. air conditioning, external storage etc., CUSTOMER will cover the reasonable costs incurred by SUPPLIER in connection therewith.

§ 8      Marketing of the Contract Product

1.	CUSTOMER shall market the Contract Products on its own behalf.

2.	CUSTOMER assumes the responsibility for the selling of the Contract Products including the labelling thereof, including without limitation supplements to packing, instruction sheets, and labels.

3.
CUSTOMER is the responsible person for putting on the market (as contemplated by § 5 MPG) and is further responsible for obtaining the right to affix the CE-mark and shall be responsible for the manner of use of the CE-mark.

4.	CUSTOMER shall have the appropriate qualified personnel in accordance with §§ 30 and 31 MPG.

Page 5 from 24

§ 9      Confidentiality

“Confidential Information” within the meaning of this Agreement shall mean such written, oral, or other, tangible or non-tangible notices, disclosures, materials, and other information of the Parties, their Affiliates, or other third parties, provided to one Party or its Affilliates by the other Party or its Affilliates or which has become known to the other Party under or on the occasion of this Agreement or the preceding Mutual Nondisclosure Agreement dated September 1, 2006.

Such information shall not be Confidential Information to the extent that it can be proved by demonstration of competent written records by the Recipient that such information:

a.
was already known to the Recipient at the time of disclosure and was not acquired directly or indirectly from the Discloser or any of its Affiliates or from any other Party in breach of an agreement of confidentiality to the Discloser or any of its Affiliates;

b.	at the time of disclosure was generally known or easily accessible;

c.
after the time of disclosure became generally known or easily accessible, except by breach of this Agreement or by breach by any third party being under an obligation of confidentiality to the Discloser or any of its Affiliates;

d.
is disclosed to the Recipient by a third party and was not acquired directly or indirectly from the Discloser or its Affiliates or from any other party in breach of an agreement of confidentiality to Discloser or any of its Affiliates; or

e.	information, which is or was developed by the Recipient independently of receipt hereunder;

f.	Information expressly marked by the Discloser as non confidential.

Confidential Information shall include the terms of this Agreement.

The Parties agree to keep all Confidential Information strictly secret and not to disclose, provide, transfer or otherwise make available all or any part of such Confidential Information to third parties, except to the extent necessary for the performance of this Agreement to their respective directors, officers, employees, insurers and / or attorneys, and Affiliates, provided that the receiving Party shall ensure, that the respective directors, officers, employees and / or attorneys their respective Affiliates, agree to abide by the terms of this Agreement or an equally or more restrictive confidentiality obligation prior to receiving any Confidential Information.

Notwithstanding anything set forth herein to the contrary, this § 9 shall not prohibit the receiving party from disclosing confidential or proprietary information of the disclosing party that is required to be disclosed by the receiving party to comply with applicable laws, including without limitation the rules and regulations promulgated by the Food and Drug Administration or the United States Securities and Exchange Commission, or to comply with governmental regulations, provided that the receiving party provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

Page 6 from 24

§ 10    Complaints

1.
SUPPLIER shall manufacture and fill the Contract Products listed in Appendix 1, with the [**] process according to the manufacturing, quality control, packaging and other directions issued by CUSTOMER and appended to this Agreement as Appendix 2 and 3 and 7.

The terms and condition of this agreement and/or its Annexes shall in no way be considered as an implied warranty or guarantee. However, even where such warranty or guarantee should be expressly declared within or in connection with this Agreement, it shall be valid only under the provision and to the extent, that it shall in no way restrict or exclude SUPPLIER’s limitation of liability according to § § 11.1 to 11.3.

2.
CUSTOMER is obligated to inspect the Contract Products promptly upon receipt and to present complaints to SUPPLIER without delay in writing, stating the reasons as well as the invoice, order, and lot numbers.

Obvious faults must be complained on within [**] of the shipment by CUSTOMER, and hidden defects must be complained on within [**] from the date they have been found. Shipments which are not complained on in time according to the specifications of this clause shall be deemed faultless.

3.
The limitation period for all claims related to defects of the Contract Products is [**], beginning with delivery of the Contract Products. Statements on minimum expiry dates are based on stability experiments of CUSTOMER and have no influence on the warranty period, and especially do not extend it.

4.	If SUPPLIER has manufactured faulty Contract Products [**].

Any further warranty (gesetzliche Gewahrleistung) is excluded.

§ 11    Liability

1.	SUPPLIER is liable to CUSTOMER for [**].

2.	SUPPLIER has concluded a company liability insurance covering personal damages up to [**], with maximum coverage for a single incidence. [**].

The extent of the liability for damages of SUPPLIER is limited according to § 11.1 and § 11.2 of this agreement to those amounts covered by the company liability insurance of SUPPLIER. CUSTOMER declares a waiver of recourse for all exceeding claims.

Page 7 from 24

3.	The limitation of liability under § 11.2 shall not apply in cases of [**] of the obligations under this Agreement.

4.
If third parties claim damages from SUPPLIER, CUSTOMER will indemnify and hold SUPPLIER harmless from such claims inasmuch as SUPPLIER is not liable for such damages on the basis of § 11.1 and § 11.3 of this agreement.

5.
As a manufacturer of medical products according to §3,15 MPG, CUSTOMER has secured a insurance coverage for product liability with limits of [**] (US Dollars) and guarantees to maintain this insurance for the duration of this agreement.

§ 12    Property, Insurance, Transport

1.
The starting materials and other materials supplied by CUSTOMER remain its sole property until they are processed by SUPPLIER in the manufacture of Contract Products. SUPPLIER agrees to inform CUSTOMER without delay of legal execution against these materials and to inform third parties of the property rights of CUSTOMER.

2.
The parties agree that SUPPLIER gains co-ownership of the starting materials and other materials or the contract product by processing the starting materials and other materials, to the extent of the value of the processing and the starting materials and other materials possibly supplied by SUPPLIER in relation to the value of the finished contract product. The co-ownership of SUPPLIER remains in force until full payment of all amounts due SUPPLIER from CUSTOMER hereunder. However, CUSTOMER is entitled to sell the contract product in the course of its regular business operation.

3.
CUSTOMER is responsible to insure all delivered goods according to Appendix 5 and the manufactured Contract Products, as long as they are at SUPPLIER’s premises, against fire, theft and extended coverage perils.

4.
CUSTOMER is responsible for suitable transport conditions for the starting materials and other materials supplied according to this Agreement, and the Contract Products manufactured of it by SUPPLIER. The assumption of further responsibilities by SUPPLIER requires special agreement and adjustment of costs.

§ 13    Further Storage and Manufacture by CUSTOMER

1.	CUSTOMER bears the sole responsibility for proper storage of the products in its own works or by a third party, once the product has left the premises of SUPPLIER.

2.	CUSTOMER is responsible for further manufacturing steps that are conducted by itself or by third persons, after the products have left SUPPLIER’s premises.

3.	CUSTOMER is responsible to insure that the further manufacturing steps do not have adverse effects to the Contract Products.

Page 8 from 24

§ 14    Passing on of Complaints and Product Observations by CUSTOMER

1.	CUSTOMER is obligated to inform SUPPLIER without delay of all third party complaints with respect to Contract Products manufactured by SUPPLIER.

2.
The obligation to observe the product and the development of scientific knowledge, especially according to the rules of product liability, is the sole responsibility of CUSTOMER. Correspondingly, § 14.1 of this Agreement applies to the results of the observation.

3.
If SUPPLIER receives any complaint or report of an adverse event with respect to Contract Products manufactured for CUSTOMER hereunder from a third party, such complaint or adverse event report shall be communicated in writing by SUPPLIER to CUSTOMER within [**].

§ 15    Protected Rights

CUSTOMER represents that no protected rights, patents or other intellectual property rights of third parties will be infringed on by manufacturing the contract product, and especially by passing on of the manufacturing and inspection instructions from CUSTOMER to SUPPLIER, including the instructions on the starting and packing materials.

Except as expressly stated herein, nothing in this Agreement shall constitute or grant any implied license or ownership in proprietary rights or permission to file any patent, copyright or any other intellectual property rights to either party under the other Party’s intellectual property.

§ 16    Inspections

Upon reasonable notice to SUPPLIER, CUSTOMER is entitled to inspect SUPPLIER’s installations for manufacture and control of medication, and to look into the lot documentation maintained by SUPPLIER according to Appendix 6 for "Contract Products" manufactured on behalf of CUSTOMER.  Such inspections may include, but will not be limited to, cGMP inspections, quality audits, and system audits, including observation of the actual process of manufacture of the contract product.  Representatives of CUSTOMER will have access during such inspections to all contract product related documents, records, reports, data, procedures, facilities, and all other information required to be maintained by applicable legal regulations or the requirements of governmental agencies.

SUPPLIER will permit the inspection by any relevant regulatory authority of the Territory which is required as part of the regulatory approval of the Contract Products, including the inspection of: (a) the manufacturing facilities; (b) quality control procedures; and (c) records and reports pertinent to the manufacture of the Contract Products.

SUPPLIER will inform CUSTOMER promptly, but in no event later than [**], of any inspection or audit by any governmental agency that is specifically related to the contract product. Moreover, SUPPLIER will inform CUSTOMER of the result of any such audit or inspection within [**] of the conclusion of such audit or

Page 9 from 24

inspection. SUPPLIER will promptly provide CUSTOMERwith copies of any government issued inspection observation reports and related correspondence that specifically affect the contract product.  SUPPLIER and CUSTOMER will cooperate in resolving any concerns with the applicable governmental agency.

§ 17    Legal Situation Upon Termination of the Agreement

SUPPLIER agrees to return all materials not yet processed and supplied free of charge by CUSTOMER, as well as all instructions and documents received from CUSTOMER, not withholding any copies, to CUSTOMER upon termination of this Agreement.
Documents which may be required for presentation to the authorities are excluded.

Contract Products ordered by CUSTOMER and already manufactured by SUPPLIER will be supplied to CUSTOMER against the payment agreed on.
Already purchased starting materials will be paid by CUSTOMER

In the event of the termination of this Agreement pursuant to § 20.1 hereof, SUPPLIER will fulfil all orders given prior to the date of termination, even when Contract Products will be delivered after the contract terminates

§ 18    Prohibition of Transfer

This Agreement and the rights granted herein shall be binding upon, and shall inure to the benefit of the legal successors or assigns to any party. Both parties shall not be entitled to assign, subcontract or transfer any rights or any obligations under this Agreement to a third party except upon prior written consent of the other party.

§19     Trademarks

Each party hereby acknowledges that no party has, nor shall it acquire, any interest in any of the other party’s trademarks or trade names unless otherwise expressly agreed to in writing.  The parties agree not to use any trademark or trade name of the other party, except as specifically authorized by the other party.

§ 20    Recall

CUSTOMER shall be responsible for instituting a contract product recall. If SUPPLIER with reasonable cause were of the opinion that the contract product should be recalled, and CUSTOMER does not agree, then CUSTOMER shall release SUPPLIER from all consequent financial and liability obligations.

CUSTOMER shall notify SUPPLIER of any recall, which may be related to manufacture, components, testing or any other work performed by SUPPLIER.

SUPPLIER shall provide a rapid initial response and then a full report as soon as possible. The two parties shall cooperate on the response to the authorities.

Page 10 from 24

§ 21    Final Provisions

1.
This Agreement becomes valid when it has been signed by both parties to this Agreement. It is concluded for two years and automatically extends for one year unless one party terminates this Agreement giving 3 months notice to the end of the first or to the end of any subsequent validity periods by registered letter.

2.
Each party shall have the right to terminate this Agreement on written notice to the other party, if the other party breaches a material term of this Agreement and if breaching party fails to remedy the breach within [**] of receiving written notice of the breach.

Each party may terminate this Agreement immediately in its entirety if the other party files a petition of bankruptcy, is adjudged bankrupt, takes advantage of any insolvency act, or executes a bill of sale, deed of trust, or assignment for the benefit of creditors.

3.	Amendments and supplements to this Agreement and its appendices can be made only in mutual agreement and must be set out in writing.

4.	Place of settlement for all deliveries and payments is 74429 Sulzbach-Laufen.

5.	The exclusive jurisdiction for all disputes arising from this contract shall be with the courts of70173 Stuttgart, Germany.

6.
If individual provisions of this Agreement should be or should become invalid, the agreement in its entirety shall remain valid. With reference to the invalid provisions the parties to this Agreement will endeavour to replace the invalid provision by a valid provision, resembling the original, invalid provisions as closely as possible, and which fulfil the economic purposes of the original, invalid provisions.

7.	This Agreement shall be subject to German Law, to the exclusion of the conflict of laws provisions thereof.

8.	All necessary changes regarding this Agreement and the appendices, shall be documented in Appendix 0.

9.
Any notice given under this Agreement must be in writing and will be deemed duly given or made if given to a party personally or sent by registered post, mail or facsimile to the address or facsimile number shown below:

If to CUSTOMER:

Cytogen Corporation
650 College Road East, Suite 3100
Princeton, New Jersey 08540
Attn: William F. Goeckeler, Ph.D., Senior Vice President, Operations
FAX: (609) 452-2317
Mail: wgoeckeler@cytogen.com

Page 11 from 24

With a copy to:

William J. Thomas, Esq.
Senior Vice President and General Counsel
Cytogen Corporation
650 College Road East
Princeton, NJ 08540
Fax No.:  (609) 452-2434
Mail: wthomas@cytogen.com

If to SUPPLIER:

HOLOPACK
Verpackungstechnik GmbH
Bahnhofstraße
74429 Sulzbach-Laufen 1
Attn: Managing Director
FAX: 0049 7975 5296
Mail: mail@holopack.de

10.
The rights and obligations contained in § § 4.2, 10, 11.1, 17, 19 20 and 21 shall survive termination of this Agreement, as will any rights to payment or other rights or obligations have accrued under this Agreement prior to termination.  Termination will not affect a party's liability by reason of any act, default, or occurrence to termination. Section 9 shall survive termination of this Agreement for an additional 5 years.

11.	A party's failure to require another party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

12.
Except as otherwise expressly provided in this Agreement, each party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

13.
The parties shall be deemed to be independent contractors, and this Agreement shall not be construed to create between SUPPLIER and CUSTOMER a relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the parties hereto.

14.
This Agreement and the Quality Agreement constitute the full, complete, final and integrated agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof.  Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties.  In addition to the foregoing, in the event of a conflict or inconsistency between this Agreement and the Quality Agreement, this Agreement shall prevail and control.

Page 12 from 24

15.
Each party agrees not to issue any press release or other public statement, or any communication or response to a third party, whether oral or written, disclosing the existence of this Agreement or any information or activity relating to this Agreement without the prior written consent of the other parties, provided however, that neither party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation, including any international, federal or state securities laws.

16.	The titles and headings herein are for convenience only and shall not be used to interpret or construe the terms and conditions of this Agreement.

17.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties expressly agree that signatures received via facsimile shall be accepted as originals.

Page 13 from 24

Appendices:

Appendix 1:	Contract Products

Appendix 2:	Manufacturing directions

Appendix 3:	Quality control directions/Product Specifications

Appendix 4:	Starting Material/Packing material Specifications
- Supplied by SUPPLIER -

Appendix 5:	Starting Material/Packing material Specifications
- Supplied by CUSTOMER -

Appendix 6:	Documentation

Appendix 7:	Packing Directions

Appendix 8:	Responsible Personnel

Appendix 9:	Prices, Payment Terms

Appendix 0:	Revision history

Princeton, New Jersey USA	Sulzbach-Laufen,......

Cytogen Corporation	HOLOPACK
Verpackungstechnik GmbH

By: /s/ Michael D. Becker	By: /s/ Hans Weiss
Michael D. Becker, President	Hans Weiss
and Chief Executive Officer	Managing Director

Page 14 from 24

APPENDIX 1

[**]

Page 15 from 24

APPENDIX 2

[**]

Page 16 from 24

APPENDIX 3

[**]

Page 17 from 24

APPENDIX 4

[**]

Page 18 from 24

APPENDIX 5

[**]

Page 19 from 24

APPENDIX 6

[**]

Page 20 from 24

APPENDIX 7

[**]

Page 21 from 24

APPENDIX 8

[**]

Page 22 from 24

APPENDIX 9

[**]

Page 23 from 24

APPENDIX 0

[**]

Page 24 from 24